Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”), made and entered into effective as of January 18, 2007, by and between WHITTIER ENERGY CORPORATION, a Nevada corporation (the “Company”), and BRYCE W. RHODES (the “Executive”),

WITNESSETH THAT:

WHEREAS, the Company and the Executive have entered into an Employment Agreement made effective as of June 1, 2005 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to make certain changes intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:

1.             Section 13(b) of the Employment Agreement is hereby amended by restatement in its entirety to read as follows:

(b)           In the event this Agreement is terminated by the Company upon a Change of Control, for Economic Cause, or without Cause, the Executive shall receive his Base Salary for an additional twelve month period beginning on the date of termination, payable in accordance with the Company’s normal payroll procedures but in no event less frequently than once each calendar month; provided, however, that if upon such termination the Executive is a “specified employee” (within the meaning of section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder), the Base Salary payments otherwise payable hereunder prior to the date that is six months after the date of the Executive’s “separation from service” (within the meaning of Code section 409A(a)(2) and the regulations promulgated thereunder) with respect to the Company and its affiliates shall be deferred for payment in a single lump sum on the date that is six months after the date of such separation from service.  In addition, upon such termination, the Company shall maintain the Executive as a participant in, or provide benefits comparable to those of, the Company’s medical, dental, vision and life insurance plans until the earlier of 12 months from the date of such termination or the date on which the Executive becomes a participant in an employee welfare benefit plan of the same type of a new employer.  In the event this Agreement is terminated by the Company upon a Change of Control, for Economic Cause, or without Cause, any stock options held by the Executive shall immediately vest upon such termination.  The benefits provided for in this paragraph (including the vesting, if any, of the Executive’s options) (i) shall serve as liquidated damages for the termination of the Executive’s employment, and the Company shall have no further liability to the Executive on account of this Employment Agreement or its termination, and (ii) shall not affect the rights or benefits of the Executive under any other agreement with the Company or any employee benefit plan or arrangement maintained by the Company.

2.             Except as provided in this Amendment, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the parties to be effective as of the date first written above.

WHITTIER ENERGY CORPORATION

By:	/s/ Daniel H. Silverman
Name:	Daniel H. Silverman
Title:	Executive Vice President and Chief
Operating Officer

EXECUTIVE

/s/ Bryce W. Rhodes
Bryce W. Rhodes